SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ___)

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SHOE CARNIVAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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May 8, 2006

Dear Shareholder:

On behalf of the Board of Directors and management, we wish to extend an invitation to you to attend our 2006 annual meeting of shareholders to be held on Monday, June 12, 2006 at the Evansville Marriott located at 7101 North U.S. Route 41 in Evansville, Indiana.  The meeting will begin promptly at 9:00 a.m. local time.

In addition to the matters described in the Notice of Annual Meeting of Common Shareholders and Proxy Statement, I will be providing a report on the financial position of the Company and opening the floor for questions from shareholders.

The members of the Board and management look forward to your attendance.  However, whether or not you plan to attend personally, and regardless of the number of shares you own, it is important that your shares be represented.  Please be sure you are represented at the meeting by signing, dating and mailing your proxy card promptly.  A postage-paid return envelope is enclosed for your convenience.

Thank you for your ongoing support of and continued interest in Shoe Carnival.

Sincerely,

Mark L. Lemond
President and Chief Executive Officer

SHOE CARNIVAL, INC.

NOTICE OF ANNUAL MEETING OF COMMON SHAREHOLDERS
TO BE HELD ON JUNE 12, 2006

          The annual meeting of common shareholders of Shoe Carnival, Inc. will be held at the Evansville Marriott, 7101 North U.S. Route 41, Evansville, Indiana, on Monday, June 12, 2006, at 9:00 a.m., C.D.T., for the following purposes:

(1) To elect two Directors to serve until the 2009 annual meeting of shareholders and until their successors are elected and have qualified, as set forth in the accompanying Proxy Statement;

(2) To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for fiscal year 2006;

(3) To approve the proposed Shoe Carnival, Inc. 2006 Executive Incentive Compensation Plan; and

(4) To transact such other business as may properly come before the meeting.

          All common shareholders of record at the close of business on April 21, 2006 will be eligible to vote.

          It is important that your stock be represented at this meeting.  Whether or not you expect to be present, please fill in, date, sign and return the enclosed proxy form in the accompanying addressed, postage-prepaid envelope.  If you attend the meeting, your proxy will be canceled at your request.

David A. Kapp, Secretary

SHOE CARNIVAL, INC.
8233 Baumgart Road
Evansville, Indiana 47725

PROXY STATEMENT
Annual Meeting of Common Shareholders

June 12, 2006

Why am I receiving these proxy materials?

          We are providing these proxy materials to you in connection with the solicitation by the Board of Directors of Shoe Carnival, Inc. (the “Company,” “we,” “us” or “our”) for proxies to be voted at the annual meeting of common shareholders.  We are holding this annual meeting at 9:00 a.m., C.D.T., on Monday, June 12, 2006, at the Evansville Marriott, 7101 North U.S. Route 41, Evansville, Indiana.  The approximate date on which these proxy materials are first being sent to shareholders is on or about May 8, 2006.

What proposals will be voted on at the annual meeting?

          There are three proposals scheduled to be voted on at the annual meeting:

•	To elect two Directors to serve until the 2009 annual meeting of shareholders and until their successors are elected and have been qualified;

•	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for fiscal year 2006; and

•	To approve the proposed 2006 Executive Incentive Compensation Plan.

          In addition, any other business that may properly come before the annual meeting will be considered and voted on.  The Board of Directors currently knows of no additional business that is to be brought before the meeting.  However, if other matters properly come before the meeting, the persons indicated on the enclosed proxy will vote that proxy based on their judgment on such matters.

How does the Board of Directors recommend that I vote on the proposals?

          The Board of Directors recommends that you vote your shares “FOR” the election of Messrs. Bindley and Kleeberger as Directors (Proposal 1) and “FOR” the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the Company for fiscal year 2006 (Proposal 2) as well as the proposed 2006 Executive Incentive Compensation Plan (Proposal 3).

Who may vote?

          You may vote at the annual meeting or by proxy if you were a shareholder of record of the Company at the close of business on April 21, 2006, the record date for the meeting.  As of April 21, 2006, there were 13,394,863 shares of Common Stock of the Company outstanding and entitled to vote at the meeting.  On all matters, including the election of the Directors, each common shareholder will have one vote for each share held.

What constitutes a quorum for the annual meeting?

          In order to constitute a quorum, a majority of the votes entitled to be cast at the annual meeting must be present either in person or by proxy.  Abstentions and broker non-votes will be considered as present for the purpose of determining a quorum.

          It is possible that a proxy would indicate that not all shares represented by it are being voted for specific proposals.  For example, a broker cannot vote shares held in street name on certain proposals when the owner of those shares has not provided instructions on how he or she would like them to be voted.

What vote is required for each of the proposals to be approved?

          For Proposal 1, the Directors receiving a plurality of the votes cast “FOR” will be elected.

          Proposal 2 will be approved if more shares are voted “FOR” the proposal than “AGAINST.”  The number of shares voted as “ABSTAIN” will not affect the outcome of Proposal 2.

          Proposal 3 will be approved if the number of shares voted as “FOR” the proposal are greater than the combined total of shares voted as “AGAINST” and “ABSTAIN.”

          Broker non-votes will not affect the votes required to approve any of the proposals.

How do I vote my shares?

          Voting of Shares Registered Directly in the Name of the Shareholder.  If you hold shares of Common Stock in your own name as the holder of record, you may vote your shares by signing, dating and mailing the proxy card in the postage-paid envelope that has been provided to you.  Shares held directly in your name as the shareholder of record may also be voted in person at the annual meeting.  If you choose to vote in person at the meeting, please bring proof of identification.  Even if you plan to attend the annual meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to attend the meeting.

          Voting of Shares Registered in the Name of a Brokerage Firm or Bank.  If your shares of Common Stock are held in “street name” through a brokerage account or by a bank or other nominee, you will receive instructions from your nominee which you must follow in order to have your shares voted.  If you are a “street name” shareholder and you wish to vote in person at the annual meeting, you must obtain a legal proxy from the record holder giving you the right to vote the shares.  Even if you plan to attend the annual meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to attend the meeting.

What if I return my proxy but do not provide voting instructions?

          Your shares will be voted in accordance with your instructions as specified on your proxy card.  If you sign and return your proxy card but do not give voting instructions, your shares will be voted for the election of both nominees listed under Proposal 1 and for Proposals 2 and 3. If any other matters properly come before the meeting, the persons indicated on the enclosed proxy will vote that proxy based on their judgment on such matters.

May I revoke my proxy?

          If you have executed and submitted your proxy, you may still revoke it at any time as long as it has not been exercised.  Your proxy may be revoked by giving written notice of revocation to the Company, executing a subsequently dated proxy that is delivered to the Company, or attending the annual meeting and voting in person.

How are votes counted?

          Votes cast by proxy or in person at the annual meeting will be counted and certified by representatives of our transfer agent, Computershare Investor Services.

Where can I find the voting results of the annual meeting?

          The Company will announce preliminary voting results at the annual meeting and publish final results in the Company’s quarterly report on Form 10-Q for the second quarter of fiscal 2006.

Who pays for the cost of proxy preparation and solicitation?

          The cost of this solicitation of proxies will be borne by the Company.  Proxies may also be solicited personally or by telephone by Company employees acting without additional compensation.

ELECTION OF DIRECTORS

Nominees and Director Information

          The Company currently has six Directors divided into three classes.  Each class contains two Directors.  The term of one class expires each year.  Each Director holds office for a three-year term expiring at the annual meeting of shareholders held in the year that is three years after his election and thereafter until his successor is elected and qualified.

          The shareholders will be asked to elect two Directors.  William E. Bindley and Kent A. Kleeberger have been nominated by the Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, for election as Directors for a term to expire at the 2009 annual meeting of shareholders and until their successors are elected and qualified.  Mr. Bindley has served as a Director since 1993 and Mr. Kleeberger since 2003.

Name	Age	Present Principal Occupation	Director Since	Shares Beneficially Owned on March 29, 2006(1)		Percent of Class

NOMINEES FOR DIRECTOR (Nominees for a three-year term to expire at the annual meeting of shareholders in 2009)

William E. Bindley	65	Chairman of the Board of Bindley Capital Partners, LLC (private equity investment fund) (3)	1993	7,500	(2)	*

Kent A. Kleeberger	54	Senior Vice President, Chief Financial Officer of Dollar Tree Stores, Inc. (single-price point retailer) (5)	2003	2,500	(4)	*

DIRECTORS CONTINUING IN OFFICE (Term expiring at the annual meeting of shareholders in 2007)

Mark L. Lemond	51	President and Chief Executive Officer of the Company	1988	647,940	(6)	4.7%

James A. Aschleman	61	Partner of Baker & Daniels LLP (law firm)	2001	3,700	(7)	*

(Term expiring at the annual meeting of shareholders in 2008)

J. Wayne Weaver	71	Chairman of the Board of the Company, Chairman and Chief Executive Officer of Jacksonville Jaguars, LTD (professional football franchise), and Chairman and Chief Executive Officer of LC Footwear, LLC (footwear distributor) (9)	1988	4,714,514	(8)	35.3%

Gerald W. Schoor	71	Merchant Banker (self-employed) (11)	1993	9,500	(10)	*

* Less than 1%

(1)	Does not include shares subject to options that are not presently exercisable (i.e., within 60 days after March 29, 2006).

(2)

Includes 6,000 shares issuable upon the exercise of presently exercisable options granted under the Company’s Outside Directors Stock Option Plan and 500 shares of restricted stock as to which Mr. Bindley has voting but not dispositive power.

(3)

From 1968 until February 2001, Mr. Bindley’s principal occupation was chairman of the board and chief executive officer of Bindley Western Industries, Inc., a pharmaceutical wholesale distribution company.  From July 1994 until October 2005, Mr. Bindley served as chairman of the board for Priority Healthcare Corporation, a specialty pharmacy and pharmaceutical distributor, and from July 1994 until May 1997 he also served as chief executive officer.  Mr. Bindley also serves on the board of directors of Kite Realty Group Trust, a real estate company.

(4)

Includes 1,000 shares issuable upon the exercise of presently exercisable options granted under the Company’s Outside Directors Stock Option Plan and 500 shares of restricted stock as to which Mr. Kleeberger has voting but not dispositive power.

(5)

Since July 2004, Mr. Kleeberger has served as senior vice president and chief financial officer for Dollar Tree Stores, Inc., a single price point retailer.  From March 1998 until June 2004, Mr. Kleeberger served in various financial positions with Too, Inc., an apparel retailer, most recently as executive vice president, chief financial officer, treasurer and secretary.

(6)

Includes 11,500 shares directly owned by Mr. Lemond’s spouse, 20,000 shares of restricted stock as to which Mr. Lemond has voting but not dispositive power and 346,414 shares issuable upon the exercise of presently exercisable options granted under the Company’s 1993 Stock Option and Incentive Plan (“1993 Stock Option Plan”) and the Company’s 2000 Stock Option and Incentive Plan (“2000 Stock Option Plan”).

(7)

Includes 200 shares owned by Mr. Aschleman’s spouse, 3,000 shares issuable upon the exercise of presently exercisable options granted under the Company’s Outside Directors Stock Option Plan and 500 shares of restricted stock as to which Mr. Aschleman has voting but not dispositive power.

(8)	Includes 1,916,615 shares directly owned by Mr. Weaver’s spouse and 881,284 shares held in a trust of which Mr. Weaver and his spouse are trustees.

(9)

Mr. Weaver also serves on the Board of Directors of Stein Mart, Inc., a chain of off-price retail stores.  From 1978 until February 2, 1993, Mr. Weaver’s principal occupation was as president and chief executive officer of Nine West Group, Inc. (“Nine West”), a designer, developer and marketer of women’s footwear.

(10)

Includes 3,000 shares held as co-trustee for the benefit of Mr. Schoor’s spouse, 6,000 shares issuable upon the exercise of presently exercisable options granted under the Company’s Outside Directors Stock Option Plan and 500 shares of restricted stock as to which Mr. Schoor has voting but not dispositive power.

(11)

Prior to January 1997, Mr. Schoor was employed as president of Corporate Finance Associates, St. Louis (financial intermediary) and as executive vice president of National Industrial Services, Inc. (industrial asset management company).

          Unless otherwise indicated in a footnote to the preceding table, the principal occupation of each Director has been the same for the last five years, and each Director possesses sole voting and investment power with respect to the shares of Common Stock indicated as beneficially owned by him.

The Board of Directors recommends a vote FOR the nominees listed above.

          A majority of the Directors are “independent directors” as defined by the listing standards of the Nasdaq Stock Market, and the Board of Directors has determined that such independent Directors have no relationship with the Company that would interfere with the exercise of their independent judgment in carrying out the responsibilities of a Director.  The independent Directors are Messrs. Aschleman, Bindley, Kleeberger and Schoor.  Mr. Schoor has been designated as the Lead Director, and presides at all executive sessions of the non-management Directors.

INFORMATION REGARDING THE BOARD OF
DIRECTORS AND COMMITTEES

Meetings and Committees

          During fiscal 2005, the Board of Directors held four meetings.  Each Director during fiscal 2005 attended at least 75% of the total board meetings and the meetings of the respective committees on which he served.  Directors are expected to attend the annual meeting of shareholders each year, and each of the Company’s Directors attended the Company’s 2005 Annual Meeting of Shareholders.

          The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.  Each of the Committees operates pursuant to a written charter, which can be viewed on the Company’s website at www.shoecarnival.com.

          The Audit Committee is comprised of three of the Company’s non-employee Directors: Messrs. Kleeberger (Chair), Bindley and Schoor.  The Board of Directors of the Company has established the Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The Board of Directors and the Audit Committee believe that the Audit Committee’s current member composition satisfies the rules of the Nasdaq Stock Market that govern audit committee composition, including the requirement that the audit committee members all be “independent” directors, as that term for audit committee members is defined by the Nasdaq Stock Market rules and Rule 10A-3 of the Exchange Act.  The Board has also determined that Mr. Kleeberger qualifies as the “audit committee financial expert” as defined by the Securities and Exchange Commission rules adopted pursuant to the Sarbanes-Oxley Act of 2002.  The Audit Committee met eight times during fiscal 2005, with four of these being conducted via teleconference.  The Audit Committee is solely responsible for the selection and hiring of the independent registered public accounting firm to audit the Company’s books and records and preapproves audit and permitted non-audit services undertaken by the independent registered public accounting firm.  This Committee is also responsible for review of (i) the Company’s financial reports and other financial information, (ii) systems of internal controls regarding finance, accounting, legal compliance and ethics, and (iii) auditing, accounting and financial reporting processes.  The Audit Committee also approves all related-party transactions, including the Company’s relationships with LC Footwear, LLC and PL Footwear, Inc.  The Committee meets with management and the independent registered public accounting firm as necessary.

          The Compensation Committee consists of three of the Company’s non-employee Directors: Messrs. Bindley (Chair), Schoor and Kleeberger. Each of the members of the Compensation Committee is “independent”, as such term for compensation committee members is defined in the listing standards of the Nasdaq Stock Market, each is a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act and each is an “Outside Director” as defined by the regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).  The Compensation Committee held five meetings during fiscal 2005, with two of these being conducted via teleconference.  The Compensation Committee is responsible for reviewing, determining and establishing the salaries, bonuses and other compensation of the executive officers and Directors of the Company.  The Compensation Committee also administers the Company’s 1993 Stock Option Plan, 2000 Stock Option Plan and Employee Stock Purchase Plan.

          The Nominating and Corporate Governance Committee (the “Nominating Committee”) consists of three of the Company’s non-employee Directors: Messrs. Aschleman (Chair), Bindley and Schoor.  Each member of the Nominating Committee is “independent,” as such term for nominating committee members is defined in the listing standards of the Nasdaq Stock Market.  This Committee met three times during fiscal 2005.  The Nominating Committee exercises a leadership role in shaping the corporate governance of the Company and recommends to the Board corporate governance principles on a number of topics, including (i) Board organization, membership and function, (ii) committee structure and membership, and (iii) oversight of evaluation of the Board.  As the nominating body of the Board, the Nominating Committee also interviews, evaluates, nominates and recommends individuals for membership on the Board and on the various committees of the Board.  The Nominating Committee identifies potential nominees for Director based on specified objectives in terms of the composition of the Board, taking into account such factors as areas of expertise and geographic, occupational, gender, race and age diversity.  Nominees will be evaluated on the basis of their experience, judgment, integrity, ability to make independent inquiries, understanding of the Company and willingness to devote adequate time to Board duties.

          The Nominating Committee also will consider Director candidates recommended by shareholders.  A shareholder who wishes to recommend a Director candidate for consideration by the Nominating Committee should send such recommendation to the Secretary of the Company, 8233 Baumgart Road, Evansville, Indiana 47725, who will forward it to the Nominating Committee.  Any such recommendation should include a description of the candidate’s qualifications for board service, the candidate’s written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the shareholder and the candidate for more information.  A shareholder who wishes to nominate an individual as a Director candidate at an annual meeting of shareholders, rather than recommend the individual to the Nominating Committee as a nominee, must comply with the advance notice requirements set forth in the Company’s By-Laws, a copy of which may be obtained from the Secretary of the Company.  A summary of such requirements is provided in this proxy statement under “Shareholder Proposals for 2007 Annual Meeting”.

Code of Business Conduct and Ethics

          The Company has adopted a Code of Business Conduct and Ethics (the “Ethics Code”) that applies to all of the Company’s Directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer and controller.  The Ethics Code is posted on the Company’s website at www.shoecarnival.com.  The Company intends to disclose any amendments to the Ethics Code by posting such amendments on its website.  In addition, any waivers of the Ethics Code for the Directors or executive officers will be disclosed in a report on Form 8-K.

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Exchange Act requires the Company’s executive officers and Directors, and persons who own more than 10% of Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission.  Such persons are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

          Based solely on a review of the copies of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that during fiscal 2005 all filing requirements applicable to its executive officers, Directors and greater than 10% shareholders were timely satisfied.

Compensation Committee Interlocks and Insider Participation

          During fiscal 2005, the Compensation Committee consisted of Messrs. Bindley, Schoor and Kleeberger.  None of the Compensation Committee members were involved in a relationship requiring disclosure as an interlocking executive officer/director or as a former officer or employee of the Company.  In addition, none of the Compensation Committee members was involved in a relationship requiring disclosure under Item 404 of Regulation S-K.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Table

         The following table sets forth a summary of the compensation paid by the Company for services rendered in all capacities to the Company during each of the three most recent fiscal years, to the Company’s Chief Executive Officer, and to each of the Company’s four other most highly compensated executive officers, based on salary and bonuses earned during fiscal 2005 (the “Named Executive Officers”).

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards

Name and Principal Position	Fiscal Year	Salary	Bonus (1)	Other Annual Compensation (2)	Restricted Stock Awards (3)	Securities Underlying Options (4)	All Other Compensation (5)

Mark L. Lemond,	2005	$639,962	$308,605	$—	$216,750	—	$59,589	(6)
President and Chief Executive	2004	577,500	30,000	—	—	—	50,398	(7)
Officer	2003	574,327	—	—	—	75,000	64,160	(8)
J. Wayne Weaver,	2005	$300,000	$—	$—	$—	—	$—
Chairman of the Board	2004	300,000	—	—	—	—	—
	2003	300,000	—	—	—	—	—
Timothy T. Baker,	2005	$395,891	$141,543	$—	$104,040	—	$18,775	(6)
Executive Vice President -	2004	385,875	15,000	—	—	—	12,910	(7)
Store Operations	2003	376,052	—	—	—	20,000	20,225	(8)
Clifton E. Sifford,	2005	$395,891	$141,543	$—	$104,040	—	$19,290	(6)
Executive Vice President -	2004	385,875	15,000	—	—	—	13,060	(7)
General Merchandise Manager	2003	376,052	—	—	—	20,000	17,953	(8)
W. Kerry Jackson,	2005	$257,154	$97,923	$—	$104,040	—	$14,484	(6)
Executive Vice President - Chief	2004	197,500	25,000	—	—	10,000	7,327	(7)
Financial Officer and Treasurer	2003	196,635	—	24,100	—	15,000	13,483	(8)

(1)	Represents bonuses earned during the fiscal year indicated, which bonuses have been paid in the subsequent fiscal year.
(2)

Except for Mr. Jackson, the perquisites and other personal benefits awarded, earned or paid to the Named Executive Officers did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus for each Named Executive Officer for any of the years listed and accordingly have been omitted as permitted under applicable regulations.  Of the amount shown for Mr. Jackson in fiscal 2003, $8,655 was for personal use of an automobile and $12,715 was for his participation in the Executive Medical Plan.  In years 2005 and 2004, Mr. Jackson’s perquisites and other personal benefits awarded, earned or paid did not exceed the lesser of $50,000 or 10% of the total of his annual salary and bonus in each year.

(3)

Represents the restricted stock awards for the specified fiscal year awarded under our 2000 Stock Option Plan.  The dollar amounts are calculated by multiplying the closing price of Common Stock on the date on which the awards were made by the number of shares awarded.  In 2005, Mr. Lemond received 12,500 shares of restricted stock, and each of Messrs. Baker, Sifford and Jackson received 6,000 shares of restricted stock.  For the 2005 award, the restricted shares will vest upon the achievement of specified levels of annual earnings per diluted share during a six-year period.  Should these criteria not be met by April 1, 2011, any shares still restricted will be forfeited and returned to the Company.  Holders of restricted stock are eligible to vote the shares and to receive dividends, if any.  At January 28, 2006, the number and value (based on the closing price of the Common Stock on January 27, 2006) of the unvested restricted stock awards held by the Named Executive Officers were as follows:  Mr. Lemond held 12,500 valued at $285,125; and Messrs. Baker, Sifford and Jackson each held 6,000 shares valued at $136,860.

(4)	All of the amounts reflect option shares. The Company has never granted SARs.
(5)	Except as otherwise indicated, all amounts are compensation related to life and disability insurance premiums.

(6)

Of the amounts shown, $23,515 for Mr. Lemond, $17,701 for Mr. Baker, $18,216 for Mr. Sifford and $13,411 for Mr. Jackson represent the Company’s matching contributions under the Company’s 401(k) Plan and Deferred Compensation Plan.  In addition, Mr. Lemond’s other compensation in 2005 includes $35,000, which is the amount of compensation he received to make payments on a split-dollar life insurance policy and to pay taxes on the amount of the bonus.  Under the Employment and Noncompetition Agreement with Mr. Lemond, the Company is obligated to provide a split-dollar life insurance arrangement for Mr. Lemond.  In years prior to 2003, the Company paid the premiums and was entitled to receive repayment of the premiums advanced from the death benefit or cash value.  Mr. Lemond was deemed to have compensation equal to a portion of the premium advanced.  In response to the Sarbanes-Oxley Act of 2002, the Company began to pay Mr. Lemond, as a bonus, amounts that Mr. Lemond uses to pay insurance premiums on the split-dollar life insurance policy.  See “Split-Dollar Life Insurance.”  The Company will not be entitled to receive reimbursement of these amounts, but will retain the right to receive from the insurance company an amount equal to the amount that the Company paid in premiums on the split-dollar policy prior to 2003.

(7)

Of the amounts shown, $14,473 for Mr. Lemond, $11,744 for Mr. Baker, $11,894 for Mr. Sifford and $6,173 for Mr. Jackson represent the Company’s matching contributions under the Company’s 401(k) Plan and Deferred Compensation Plan.  In addition, Mr. Lemond’s other compensation in 2004 includes $34,759, which is the amount of compensation he received to make payments on the split-dollar life insurance policy and to pay taxes on the amount of the bonus.

(8)

Of the amounts shown, $25,796 for Mr. Lemond, $18,873 for Mr. Baker, $16,602 for Mr. Sifford and $12,154 for Mr. Jackson represent the Company’s matching contributions under the Company’s 401(k) Plan and Deferred Compensation Plan.  In addition, Mr. Lemond’s other compensation in 2003 includes $37,012, which is the amount of compensation he received to make payments on the split-dollar life insurance policy and to pay taxes on the amount of the bonus.

Employment and Noncompetition Agreements

          On January 15, 1993, the Company entered into a noncompetition agreement with J. Wayne Weaver.  As long as Mr. Weaver is an executive officer or Director of the Company he may not engage directly or indirectly through any other company or entity in the retail shoe business without the prior approval of the Company’s Audit Committee.  The Audit Committee has approved Mr. Weaver’s association with LC Footwear, LLC and PL Footwear, Inc.  Effective February 1, 1993, Mr. Weaver became an employee of the Company at an annual salary of $300,000.  Although Mr. Weaver will continue to be involved in other business activities and will not devote full time to the Company, he will devote such time to the Company as he deems necessary or appropriate to perform his duties as Chairman of the Board.

          On August 1, 2001, the Company entered into Employment and Noncompetition Agreements with Mr. Baker and Mr. Sifford.  The original term of the agreements was through December 31, 2003.  The agreements are automatically extended for successive one-year periods unless either party gives notification prior to the end of the then term of the agreement that the term of the agreement shall no longer be extended.  The agreements provide for an annual base salary equivalent to the salary in effect as of August 1, 2001, subject to increase by the Compensation Committee of the Company’s Board of Directors.  Mr. Baker’s and Mr. Sifford’s base salary has been so increased; see “Summary Compensation Table”.  Messrs. Baker and Sifford are entitled to participate in such bonus plans as the Company may establish from time to time.  Under each of the agreements, employment of the executive may be terminated by the Company upon death or disability of the executive or by the Company for “Cause” (as defined in the agreement) or without Cause.  The executive may terminate employment voluntarily or for “Good Reason” (defined as a reduction in salary or position).  If an executive is terminated for death, disability, Cause or voluntarily terminates, the executive will receive only amounts that are earned and unpaid as of the date of termination.  If an executive is terminated by the Company without Cause or terminates for Good Reason, absent a “Change in Control,” the executive will continue to receive his bi-weekly salary for a period of twelve months and be reimbursed for health care premiums for the lesser of twelve months or until the executive is reemployed and is eligible for health care coverage.  Additionally, any non-vested stock options granted after the date of the agreement that would have vested within twelve months of termination will become immediately exercisable.  If the executive is terminated by the Company without Cause or terminates for Good Reason within two years of a “Change in Control” (as defined in the agreement), the executive is entitled to a lump sum payment within 30 days of termination equivalent to 200% of his base salary plus the highest bonus paid within the past two years, which bonus amount will not be less than 25% of his base salary; reimbursement for health care premiums for the lesser of eighteen months or until the executive is reemployed and is eligible for health care coverage; outplacement services; and any non-

vested stock options that would have vested within twelve months of termination will become immediately exercisable.  If any payment under the agreement would be subject to the excise tax under Section 4999 of the Code, the executive would be entitled to receive additional compensation from the Company to cover the excise taxes, interest and penalties (if applicable) and other taxes arising from the additional compensation.  The benefits to the executive under the agreement are subject to certain conditions, including the agreement by the executive not to compete with the Company for a period of two years following the termination of the executive’s employment.

          On July 1, 2002, the Company entered into an Employment and Noncompetition Agreement with Mr. Lemond.  The term of the agreement is through June 30, 2006.  The term of the agreement will automatically be extended one year on July 1st of each year unless either party gives notification not more than 90 and not less than 30 days prior to a July 1st, in which case the agreement will terminate four years after such July 1st.  The agreement provides for an annual base salary equivalent to his salary for fiscal 2002, subject to increase by the Compensation Committee of the Company’s Board of Directors.  Mr. Lemond’s salary has been so increased; see “Summary Compensation Table”.  Mr. Lemond is entitled to participate in such bonus plans as the Company may establish from time to time. Under the agreement, employment will terminate upon Mr. Lemond’s death, may be terminated by the Company upon Mr. Lemond’s disability or by the Company for “Cause” (as defined in the agreement) or without Cause.  Mr. Lemond may terminate employment voluntarily, for “Good Reason” (defined as a reduction in salary or position, involuntary relocation, breach of the agreement by the Company, or notification that the Company will not extend the agreement term), or retirement.  If Mr. Lemond is terminated for death, disability, Cause or voluntarily terminates or retires, he will receive (i) earned but unpaid base pay plus (ii) as long as the reason is not for Cause or a voluntary termination, a prorated bonus, and (iii) if for disability, a bonus equal to the split-dollar policy premiums required to be reimbursed to the Company plus applicable taxes.  If Mr. Lemond is terminated by the Company without Cause or terminates for Good Reason, he will receive (i) earned but unpaid base pay, (ii) a prorated bonus, (iii) a lump-sum payment equivalent to two times the “Salary Continuation Benefit” (defined as the sum of salary plus the larger of the bonuses paid to Mr. Lemond for the two years preceding the termination date or 25% of the salary then in effect), (iv) a monthly wage continuation for 24 months equal to one-twelfth of his Salary Continuation Benefit, (v) a bonus equal to the split-dollar policy premiums required to be reimbursed to the Company plus applicable taxes, and (vi) medical and dental benefits for the lesser of the remainder of the contract term or until Mr. Lemond is reemployed and is eligible for health care coverage.  Additionally, all unvested options will immediately vest.  If any payment under the agreement would be subject to the excise tax under Section 4999 of the Code, Mr. Lemond would be entitled to receive additional compensation from the Company to cover the excise taxes, interest and penalties (if applicable) and other taxes arising from the additional compensation.  The benefits to Mr. Lemond under the agreement are subject to certain conditions, including the agreement by Mr. Lemond not to compete with the Company for a period of two years following the termination of his employment.

          The Company does not currently have employment or noncompetition agreements with any other executive officers.

Split-Dollar Life Insurance

          In March 1999, the Company established a split-dollar life insurance arrangement on the lives of Mr. Lemond and his spouse.  The life insurance policy provides coverage in the amount of $1.0 million, payable on the death of the last to survive.  The annual premiums on the policy are $21,300.  Under the arrangement, at the later of the death of Mr. Lemond or his spouse, the Company will be reimbursed for all premiums paid by it (approximately $83,000), and the balance of the proceeds of the policy would be paid to the estate of Mr. Lemond or his spouse.

          Prior to the enactment of the Sarbanes-Oxley Act on July 30, 2002, the Company paid all of the premiums on the policy.  There is uncertainty as to whether the payment of premiums on a split-dollar life insurance policy by a company would constitute a personal loan prohibited under the Sarbanes-Oxley Act.  Due to this uncertainty, Mr. Lemond now pays the premiums on his split-dollar life insurance policy, and the Company pays to Mr. Lemond a bonus in an amount sufficient to cover the premium paid by Mr. Lemond and the tax liability on the bonus.

Compensation of Directors

          On March 25, 2005, the Board approved modifications to the compensation to be paid to the Company’s non-officer Directors.  The annual retainer for each non-officer Director was increased to $20,000 from $15,000.  In addition to the annual retainer, the Chairman of the Audit Committee will receive additional annual compensation of $5,000, while the Chairman of the Compensation Committee, Chairman of the Nominating and Corporate Governance Committee and the Lead Director will each receive additional annual compensation of $2,000.  These amounts were prorated for fiscal 2005.  All other fees remained unchanged and include a fee of $1,000 for each meeting of the Board with accompanying Committee meetings attended and a fee of $1,000 for each Committee meeting in which the full Board does not meet or $750 if attendance is by conference call.  All Directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board.  No Director who is an officer or employee of the Company receives compensation for services rendered as a Director.

          During 2005, the Board of Directors met once in Jacksonville, Florida and spouses of the Directors and executive officers of the Company were invited at the Company’s expense.  This offsite meeting and related social gatherings provide Directors with an opportunity to learn more about fellow Directors and executive officers of the Company.  The incremental cost to the Company for the travel and other expenses for 2005 related to spouses of outside Directors was less than $1,000.

          On March 4, 1999, the Board of Directors approved the Outside Directors Stock Option Plan.  The plan reserves for issuance 25,000 shares of the Company’s Common Stock (subject to adjustment for stock splits, stock dividends and certain other changes to the Common Stock).  No grants were made under this plan in fiscal 2005 and it is currently the intention of the Board not to grant stock options under this plan in the future.  The Board adopted, and the shareholders approved on June 14, 2005, amendments to the 2000 Stock Option Plan to allow non-officer Directors to participate.  Each non-officer Director was awarded 500 shares of restricted stock under the 2000 Stock Option Plan on January 2, 2006, valued at $10,960 based on the closing market price of the Common Stock on that day.  The restrictions on the shares will lapse after one year of service.

Equity Based Awards

          The Company’s Board of Directors and shareholders approved the 1993 Stock Option Plan, effective January 15, 1993, and amended it at the 1997 annual meeting of shareholders.  The 1993 Stock Option Plan reserved 1,500,000 shares of the Company’s Common Stock for stock option grants (subject to adjustment for subsequent stock splits, stock dividends and certain other changes in the Common Stock).  On January 14, 2003, the 1993 Stock Option Plan expired.  Previously issued stock options can be exercised for up to 10 years from their date of grant.

          The Company’s Board of Directors and shareholders approved the 2000 Stock Option Plan, effective June 8, 2000.  The 2000 Stock Option Plan initially reserved 1,000,000 shares of the Company’s Common Stock for stock option and restricted stock grants, but on June 11, 2004, the 2000 Stock Option Plan was amended to increase the number of shares reserved for issuance to 1,500,000 (subject to adjustment for subsequent stock splits, stock dividends and certain other changes in the Common Stock). On June 14, 2005, the 2000 Plan was further amended to include our non-employee Directors as individuals eligible to receive awards; to stipulate that the exercise price of all options granted may not be less than the fair market value of our Common Stock on the date that the option is granted; and to delete the provision permitting loans to participants.

          The Compensation Committee of the Board of Directors administers and grants incentive awards under the 2000 Stock Option Plan.  The 2000 Stock Option Plan provides for the grant to officers, other key employees, and non-employee Directors of the Company of incentive awards in the form of stock options or restricted stock.  Stock options granted under the plan may be either options intended to qualify for federal income tax purposes as “incentive stock options” or options not qualifying for favorable tax treatment (“nonqualified stock options”).

          During fiscal 2005, the Company granted options to purchase an aggregate of 21,667 shares to three employees at exercise prices equal to the market price on the respective grant dates.  Such options have a term of ten years, subject to earlier expiration at or following termination of employment in certain circumstances.  No options were granted by the Company under the 2000 Stock Option Plan to the Named Executive Officers during fiscal 2005.

          During fiscal 2005, 74,500 shares of restricted stock were awarded and remain outstanding under the 2000 Stock Option Plan at January 28, 2006.  Of these restricted shares, 30,500 were awarded to certain of the Named Executive Officers and 42,000 were awarded to other key employees.  The restricted shares will vest upon the achievement of specified levels of annual earnings per diluted share during a six-year period.  Should these criteria not be met by April 1, 2011, any shares still restricted will be forfeited and returned to the Company.  In addition, 2,000 shares were awarded to non-employee Directors and are subject to a one-year service period and will vest on January 2, 2007.

          The following table sets forth information with respect to the exercise of options held by the Named Executive Officers during fiscal year 2005 and unexercised stock options held by such individuals at the end of the fiscal year ended January 28, 2006.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(1)

Name	Shares Acquired on Exercise(#)	Value Realized($)(2)	Exercisable	Unexercisable	Exercisable	Unexercisable

Mark L. Lemond	30,460	$544,678	321,414	25,000	$3,798,162	$253,500
J. Wayne Weaver	—	$—	—	—	$—	$—
Timothy T. Baker	8,686	$143,838	70,245	6,667	$725,535	$67,603
Clifton E. Sifford	29,035	$378,221	55,282	6,667	$611,692	$67,603
W. Kerry Jackson	30,000	$351,676	28,333	11,667	$222,313	$121,837

(1)

The closing price for the Company’s Common Stock as reported by the Nasdaq Stock Market on January 27, 2006 was $22.81.  The value is calculated on the basis of the difference between the Common Stock option exercise price and $22.81, multiplied by the number of “in-the-money” shares of Common Stock underlying the options.

(2)

The value realized is calculated based on the difference between the price obtained upon sale of the Common Stock and the option exercise price, multiplied by the number of shares to which the exercise relates.

         The following table sets forth information regarding outstanding grants and shares available for grant under the Company’s existing equity compensation plans, including our 1993 Stock Option Plan, 2000 Stock Option Plan, Outside Directors Stock Option Plan and the Shoe Carnival, Inc. Employee Stock Purchase Plan.  All information is as of January 28, 2006.

Equity Compensation Plan Information

Plan Category	Number of Securities To be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance (Excluding Securities Reflected in the First Column)

Equity compensation plans approved by security holders (1)	883,674	$12.06	693,856	(2)
Equity compensation plans not approved by security holders (3)	16,000	$13.63	9,000

Total	899,674	$12.09	702,856

(1)	Includes the 1993 Stock Option Plan, 2000 Stock Option Plan and the Employee Stock Purchase Plan.
(2)

Includes 533,260 shares available for future issuance as stock options or restricted stock under the 2000 Stock Option Plan and 160,596 shares available for future issuance under the Shoe Carnival, Inc. Employee Stock Purchase Plan.  No additional grants will be made from the 1993 Stock Option Plan.

(3)

Represents the Outside Directors Stock Option Plan which has been approved by the Company’s Board of Directors but was not required to be approved by its shareholders.  The plan calls for each non-employee Director to be granted on April 1 of each year an option to purchase 1,000 shares of the Company’s Common Stock at the market value on the date of the grant.  The options vest six months from the date of grant and expire ten years from the date of grant.  No grants were made under this plan in fiscal 2005 and it is currently the intention of the Board not to grant stock options under this plan in the future.

COMMITTEE REPORTS

Report of the Compensation Committee

          The Compensation Committee is responsible for establishing the Company’s compensation philosophy and strategies.  The Compensation Committee has overall responsibility for approving and evaluating the Director and officer compensation plans, policies and programs.  Annually we review and approve corporate goals and objectives relevant to executive compensation, evaluate each executive officer’s individual and group performance in light of these goals and objectives, and set compensation levels based on this evaluation.  We believe that our obligation is to structure programs that best serve the interests of the Company and its shareholders.

Compensation Philosophy

          Our compensation philosophy is to design programs to attract, retain and motivate the finest talent possible for all levels of the organization.  In addition, the programs are designed to treat all employees fairly, to be cost-effective and to strive that all compensation will continue to be tax deductible.  To that end, all programs, including those for executive officers, have the following characteristics.

•

Compensation is based on the level of job responsibility, the individual’s level of performance and Company performance.  Members of management have a greater portion of their pay based on Company performance than do non-management employees.

•

Compensation also takes into consideration the value of the job in the marketplace.  To retain its highly skilled work force, the Company strives to remain competitive with the pay of employers of a similar stature who compete with the Company for talent.

•	The Company’s 1993 and 2000 Stock Option Plans are intended to provide a long-term incentive for executives and other key employees to maximize growth and profitability to create shareholder value.

          In evaluating the performance of the Company, the Compensation Committee focuses primarily on attained increases in store growth, sales, operating income, net earnings and earnings per share as compared to the Company’s internal financial plan for the year as well as against the prior year actual performance.  In making compensation decisions, the Compensation Committee also reviews executive compensation practices within the retail and footwear industries with consideration given to, among other factors, differences in sales, growth rates and total market capitalization.  A tally sheet is also employed in this process to review the total compensation package, including perquisites, provided to the executive officers on a current and historical basis.

Components of Executive Compensation

          The basic components of executive compensation, including that of the Chief Executive Officer, consist of salary, bonus, stock options and restricted stock (collectively “incentive awards”) and participation in the Company’s 401(k) Savings Plan, Deferred Compensation Plan, Employee Stock Purchase Plan and Executive Medical Plan.  The Company does not currently provide for any defined benefit pension plan.

Base Salary

          The Compensation Committee reviews and approves salaries for the Chief Executive Officer and other executive officers on an annual basis or at other times as necessary to accommodate the hiring of new employees, promotions or other considerations.  Recommended base salaries are reviewed and set based on a number of factors, including job responsibilities, individual industry experience, individual performance, Company performance, industry data for comparable positions and recommendations by senior executive officers.  No predetermined weight is given to any of the above factors.

          Salary increases for the Company’s executive officers have averaged approximately 5.9% annually for the past three years.  Certain executive officers have received greater salary increases corresponding to expanded responsibilities as a result of the continued growth of the Company.

Annual Cash Performance Bonus

          A portion of the cash compensation of executive officers and most other salaried managers consists of bonus payments.  Under the Company’s Executive Incentive Compensation Plan all executive officers were eligible to receive a cash bonus equal to a specified percentage of the participant’s base salary if certain financial objectives were met.  The financial objectives for executive officers for 2005 bonuses paid in 2006 were based on operating income before bonus expense.  The Chief Executive Officer’s bonus target was 40% of his salary but he could earn up to 60% of his salary if all performance targets were met.  J. Wayne Weaver, as chairman, was not eligible to receive a bonus.  The other Named Executive Officers’ bonus target was 30% of their respective salaries but they could earn up to 45% of their respective salaries if all performance targets were met.  Based on the Company’s 2005 financial performance, $689,614 in bonuses were awarded under the plan to the Named Executive Officers.  See “Summary Compensation Table.”

          On March 13, 2006, the Board of Directors adopted the 2006 Executive Incentive Compensation Plan which is being submitted to shareholders for approval.  The Compensation Committee established the performance criteria and targets for the 2006 bonus payable in 2007 under the Company’s 2006 Executive Incentive Compensation Plan.  The performance criteria is operating income before bonus expense.  Subjective factors based on an executive’s individual performance can reduce an executive’s bonus potential by up to 20%.  The Chief Executive Officer’s bonus target is 45% of his salary but he can earn up to 60% of his salary if all performance targets are met.  J. Wayne Weaver, as Chairman, is not eligible to receive a bonus.  The other Named Executive Officers’ bonus target is 35% of their respective salaries but they can earn up to 50% of their respective salaries if all performance targets are met.

Long-Term Incentive Compensation

          The Company considers equity compensation, in the form of stock options and restricted stock, to be an important element in the overall compensation of its executive officers and other key employees.  The grant of incentive awards continues the Company’s practice of increasing management’s equity ownership in order to ensure that the interests of management remain closely aligned with those of the Company’s shareholders.  Incentive awards also create an incentive for the Company’s key employees to remain with the Company for the long term because stock options are typically not immediately exercisable and, if not exercised, are forfeited immediately if the employee is terminated for cause or voluntarily terminates his employment (other than by reason of death, disability or retirement) or within three months if employment is terminated for any other reason except death, disability or retirement.  Likewise, restricted stock grants vest over a multi-year period and the unvested portion is generally forfeited if employment is terminated for any reason other than death or disability.

          Incentive awards are granted pursuant to the 2000 Stock Option Plan at the discretion of the Company’s Compensation Committee.  The Compensation Committee relies in large part on the recommendation of the Chairman in determining the number of incentive awards to be granted to executive officers, based upon the Chairman’s assessment of individual performance and the Company’s performance.  With the exception of new employees and promotions, incentive awards are typically granted on an annual basis.  No options were granted by the Company to the Named Executive Officers during fiscal 2005; however, selected operational and administrative managers were granted 21,667 options in 2005 with an exercise price equal to the market price on the grant date.  Based on individual and Company performance in fiscal year 2005, the Compensation Committee granted an aggregate of 19,500 shares of restricted stock to certain Named Executive Officers in March 2006.

Other Compensation

          The Company provides for participation of the Named Executive Officers in the Company’s 401(k) Savings Plan, Deferred Compensation Plan, Employee Stock Purchase Plan and Executive Medical Plan.

Chief Executive Officer Compensation

          The Chief Executive Officer’s total compensation is based upon the same factors as the compensation of other executive officers, including his individual performance and the Company’s short-term and long-term performance, as measured principally by increases in store growth, sales, operating income, net earnings, earnings per share, return on equity, return on invested capital and stock price appreciation.  In addition, the Compensation Committee reviews the level of chief executives’ compensation within the retail and footwear industries with consideration given to, among other factors, differences in sales, growth rates and total market capitalization.

          In March 2006, the Compensation Committee increased Mr. Lemond’s salary approximately 3.1% from $650,000 to $670,000 and granted him 7,500 shares of restricted stock, based upon his and the Company’s performance in fiscal year 2005.  Based on the 2005 financial results, Mr. Lemond received a bonus under the quantitative Executive Incentive Compensation Plan in the amount of $308,605.

Compliance with Internal Revenue Code Section 162(m)

          Section 162(m) of the Internal Revenue Code generally provides that publicly held companies may not deduct compensation paid to Named Executive Officers to the extent such compensation exceeds $1 million per officer in any year.  However, pursuant to regulations issued by the Treasury Department, certain limited exceptions to Section 162(m) apply with respect to “qualified performance-based compensation.”  The Company is seeking shareholder approval of the 2006 Executive Incentive

Compensation Plan so that bonuses under the plan can qualify as performance-based compensation under Section 162(m).  The Compensation Committee believes that tax deductibility is an important factor when evaluating executive compensation and has taken steps to provide that these exceptions will generally apply to compensation paid to its Named Executive Officers.  However, the Compensation Committee may exercise its discretion to provide base salaries or other compensation that may not be fully tax deductible to the Company.

              Compensation Committee

               William E. Bindley (Chair)
               Gerald W. Schoor
               Kent A. Kleeberger

Report of the Audit Committee

          Management of the Company is responsible for the financial reporting process, including the system of internal control over financial reporting, and for the preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States.  The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing the audit of the Company’s consolidated financial statements and expressing an opinion on those statements, as well as auditing the effectiveness of the Company’s internal control over financial reporting and management’s assessment of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee is responsible for oversight of all aspects of the Company’s financial reporting, internal control over financial reporting and audit processes.  A copy of the current Audit Committee Charter adopted by the Board of Directors is included in this proxy statement as Appendix A.

          In fulfillment of its responsibilities, the Audit Committee on a regular basis discusses with both management and Deloitte & Touche LLP the adequacy and effectiveness of the Company’s internal control over financial reporting.  The Audit Committee has reviewed and discussed the audited financial statements with the Company’s management and Deloitte & Touche LLP.  In addition, the Audit Committee has discussed with Deloitte & Touche LLP all matters required to be discussed with audit committees by Statement on Auditing Standards No. 61, “Communication with Audit Committees”.  Deloitte & Touche LLP also provided the Audit Committee the written disclosures and the letter required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”.  The Audit Committee has discussed with Deloitte & Touche LLP any relationships or services that might impact their objectivity and independence.

          Based on the Audit Committee’s review and discussions referenced in this report, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2006 for filing with the Securities and Exchange Commission.

              Audit Committee

               Kent A. Kleeberger (Chair)
               Gerald W. Schoor
               William E. Bindley

RATIFICATION OF THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

          The ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for fiscal year 2006 is recommended by the Audit Committee and will be submitted to the meeting in order to permit the shareholders to express their approval or disapproval.  In the event of a negative vote, a selection of another independent registered public accounting firm will be made by the Audit Committee.  A representative of Deloitte & Touche LLP is expected to be present at the meeting, will be given an opportunity to make a statement if he desires and will respond to appropriate questions.  Notwithstanding approval by the shareholders, the Audit Committee reserves the right to replace the independent registered public accounting firm at any time.

The Board of Directors and the Audit Committee recommend a vote FOR the ratification of Deloitte & Touche LLP as the independent registered public accounting firm for 2006.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

          The following represents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of the Company’s financial statements for 2005 and 2004 and fees billed for other services rendered by Deloitte & Touche LLP.

Audit Fees

Fees relating to the audit of the Company’s annual financial statements and the reviews of the financial statements filed on Form 10-Q were $447,600 and $384,400 for fiscal years 2005 and 2004, respectively.  Audit fees also include fees for professional services rendered for the audits of (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

Audit-Related Fees

For fiscal 2005, fees relating to the audit of employee benefit plans were $15,700.  For fiscal 2004, fees relating to the audit of the employee benefit plans and consulting and training related to implementation of the requirements under the Sarbanes-Oxley Act of 2002 were $97,400.

Tax Fees
For fiscal 2004, the Company paid $25,600 for the preparation of certain tax returns and tax consulting services. Deloitte & Touche LLP did not provide such services for fiscal 2005.
All Other Fees
For fiscal 2005 and 2004, no services in this category were provided by Deloitte & Touche LLP.

          The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.  These services may include audit services, audit-related services, tax services and other services.  Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services, the Audit Committee is informed of each service and the pre-approval is generally subject to a specific budget. The Audit Committee may also pre-approve particular services on a case-by-case basis.  In addition, the chairman of the Audit Committee may act to pre-approve services in interim periods and request ratification by the full Audit Committee at the next regularly scheduled committee meeting.

          For fiscal 2005, pre-approved non-audit services included only those services described above under “Audit-Related Fees”.  The aggregate amount of all such non-audit services constituted approximately 3% of the total amount of fees paid by the Company to Deloitte & Touche LLP.

APPROVAL OF THE SHOE CARNIVAL, INC.
2006 EXECUTIVE INCENTIVE COMPENSATION PLAN

          As of March 13, 2006, the Board of Directors of the Company adopted the Shoe Carnival, Inc. 2006 Executive Incentive Compensation Plan (the “Bonus Plan”), and directed that the Bonus Plan be submitted to shareholders for consideration at the Annual Meeting. The following is a summary of the principal features of the Bonus Plan and is qualified in its entirety by reference to the complete text of the Bonus Plan as set forth as Appendix B to this Proxy Statement.  Shareholders are urged to read the actual text of the Bonus Plan as set forth in Appendix B.

          The purpose of the Bonus Plan is to promote the success of the Company by providing to participating executives of the Company bonus incentives that qualify as performance-based compensation within the meaning of Section 162(m) of the Code. The Bonus Plan will be administered by the Compensation Committee (the “Committee”), which consists of at least three members of the Board of Directors, each of whom are not eligible to participate in the Bonus Plan and are “outside directors” within the meaning of Section 162(m). The Committee has the authority to construe and interpret the Bonus Plan, except as otherwise provided in the Bonus Plan, and may adopt rules and regulations governing the administration thereof.

          The Committee in its sole discretion determines the executives of the Company (the “Participants”) eligible for bonus awards and, subject to the terms of the Bonus Plan, the amount of such bonuses. Under the Bonus Plan, the Committee will establish and administer performance targets for performance periods pursuant to which eligible executives may receive designated bonus compensation. Performance targets may be based on one or more of the following business criteria (each as defined in the Bonus Plan): Annual Return to Shareholders, Net Income, Net Income before Nonrecurring Items, Net Sales, Operating Income, Return on Assets, Return on Equity, EPS, EBITDA, or EBITDA before Nonrecurring Items. Each of the foregoing business criteria may also be calculated before bonus expense.  The specific performance targets with respect to the business criteria must be established by the Committee in advance of the deadlines applicable under Section 162(m) and while the performance relating to the performance targets remains substantially uncertain within the meaning of Section 162(m). In addition to the specified performance criteria, the Committee is also authorized to establish other conditions and terms of payment of bonuses as it deems appropriate.

          Concurrently with the selection of performance targets and subject to the provisions of the Bonus Plan, the Committee shall establish an objective formula or standard for calculating the maximum amount of bonus payable to each Participant. Each Participant may receive a bonus if and only if the performance targets established by the Committee are attained. Notwithstanding the fact that the performance targets established by the Committee have been met, the Company may pay a bonus of less than the amount determined by the Committee or may pay no bonus at all, unless the Committee otherwise expressly provides by written contract or other written commitment.

          No Participant shall receive a bonus under the Bonus Plan for any fiscal year in excess of $2,000,000 or, if less, 200% of his or her Base Salary (as defined in the Bonus Plan), and no Participant shall receive aggregate bonuses under the Bonus Plan in excess of $10 million. In addition, no Participant shall receive any payment under the Bonus Plan unless the Committee has certified, by resolution or other appropriate action in writing, that the amount thereof has been accurately determined in accordance with the terms, conditions and limits of the Bonus Plan and that the performance targets and any other material terms previously established by the Committee or set forth in the Bonus Plan were in fact satisfied.

          Any bonuses granted by the Committee under the Bonus Plan will be paid as soon as practicable following the Committee’s written certification of its determinations. Any such payment shall be in cash or cash equivalents, subject to applicable withholding requirements.

          The Bonus Plan may from time to time be amended, suspended or terminated, in whole or in part, by the Board of Directors or the Committee, but no amendment will be effective without Board and/or shareholder approval if such approval is necessary to comply with the applicable rules under Section 162(m) of the Code.  In addition, no amendment, suspension or termination of the Bonus Plan shall in any manner affect any bonus previously awarded pursuant to the Bonus Plan without the consent of the Participant.

          Because the exact Participants under the Bonus Plan are to be determined from time to time by the Committee, in its discretion, it is impossible at this time to indicate the precise number, name or positions of persons who will receive bonuses or the amount of such bonuses. However, Messrs. Lemond, Baker, Sifford and Jackson have been selected as Participants for fiscal year 2006 and it is contemplated that at least those executives will be selected as Participants on an annual basis. In addition, 13 other executives have been selected as Participants for fiscal year 2006.  The Committee has selected Operating Income before bonus expense as the business criteria for fiscal year 2006 bonuses payable in 2007.  The Committee established the performance targets for fiscal year 2006 and Mr. Lemond’s bonus target is 45% of his base salary, but he can earn up to 60% of his base salary if all performance targets are met. The bonus target for Messrs. Baker, Sifford and Jackson is 35% of their base salary, but they can earn up to 50% of base salary if all performance targets are met. The bonus targets for other Participants range from 25% to 45% of base salary.

          The Company generally will be entitled to a tax deduction for bonus awards under the Bonus Plan only to the extent that the executives recognize ordinary income from the bonus award. Section 162(m) of the Code contains special rules regarding the federal income tax deductibility of compensation paid to the Company’s Chief Executive Officer and to each of the other four most highly compensated executive officers of the Company. The general rule is that annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000 or it qualifies as “performance-based compensation” under Section 162(m). The Bonus Plan has been designed to permit the Committee to grant bonuses which qualify for deductibility under Section 162(m).

The Board of Directors recommends a vote FOR the approval of the
Executive Incentive Compensation Plan.

STOCK PRICE PERFORMANCE GRAPH

          The performance graph set forth below compares the cumulative total shareholder return on the Company’s Common Stock with the Nasdaq Stock Market Index and the Nasdaq Index for Retail Trade Stocks for the period from February 2, 2001 through January 27, 2006.  The graph assumes that $100 was invested in our common stock and $100 was invested in each of the other two indices on February 2, 2001, and assumes reinvestment of dividends.  The stock performance shown in the graph represents past performance and should not be considered an indication of future performance.

Comparison of Cumulative Total Return Among the Company,
Nasdaq Stock Market Index and Nasdaq Index for Retail Trade Stocks

	2/2/2001	2/1/2002	1/31/2003	1/30/2004	1/28/2005	1/27/2006

The Nasdaq Stock Market (U.S.)	$100	$72	$50	$79	$78	$88
Nasdaq Retail Trade Stocks	$100	$119	$97	$142	$170	$184
Shoe Carnival, Inc.	$100	$161	$150	$187	$144	$263

CERTAIN TRANSACTIONS

          Mr. Weaver, along with Bradley W. Weaver, his son and the owner of 3.9% of the outstanding shares of the Company’s Common Stock, are the principal shareholders of LC Footwear, LLC and PL Footwear, Inc.  Mr. J. Wayne Weaver is also Chairman of the Board and Chief Executive Officer of LC Footwear, LLC  and PL Footwear, Inc.

          The Company has historically made purchases of women’s footwear from LC Footwear, LLC in the ordinary course of business.  During 2005, no purchases were made; however, the Company does anticipate that purchases will be made in the future.  Management of the Company believes that purchases from LC Footwear, LLC historically have been and will continue to be on terms that are not less favorable to the Company than could be obtained from unrelated third parties for comparable merchandise.

          PL Footwear, Inc., along with others, serve as import agents for the Company.  Import agents represent the Company on a commission basis in dealings with shoe factories primarily in mainland China where most of the Company’s private label shoes are manufactured.  As agents for the Company, PL Footwear, Inc. and others visit shoe manufacturers, collect shoe samples, submit these samples to the Company and advise the Company of market conditions and availability of merchandise.  They also help select leather, assist in detailing and quality control and coordinate the production and delivery schedule of a portion of the Company’s private label merchandise.  The Company pays PL Footwear, Inc. 10% of the gross purchase price of shoes bought through that company. Commissions paid to PL Footwear, Inc. were approximately $951,000 in 2005.  Management of the Company believes that the arrangements with PL Footwear, Inc. are on terms that are not less favorable to the Company than could be obtained from unrelated parties.

          Mr. Aschleman is a partner of the law firm of Baker & Daniels LLP, which has provided in the past, and continues to provide, legal services to the Company.

PRINCIPAL SHAREHOLDERS

          The following table sets forth, as of March 29, 2006, certain information with respect to beneficial ownership of the Company’s Common Stock by each person (or group of affiliated persons) who is known by management to own beneficially more than 5% of the Common Stock, by each Named Executive Officer who is not a Director, and by all Directors and current executive officers as a group.  For information with respect to beneficial ownership of the Company’s Common Stock by the Directors and the Chief Executive Officer of the Company, see “Election of Directors - Nominees and Director Information.”  Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

Name	Number of Shares Beneficially Owned		Percent of Class

J. Wayne Weaver and Delores B. Weaver(1)	4,714,514	(2)	35.3%
Timothy T. Baker	95,817	(3)	*
Clifton E. Sifford	73,585	(4)	*
W. Kerry Jackson	57,133	(5)	*
All current executive officers and Directors as a group (9 persons)	5,612,189	(6)	40.4%
Dimensional Fund Advisors, Inc. 1299 Ocean Ave., 11th Floor Santa Monica, CA 90401**	1,251,348	(7)	9.5%
Barclays Global Investors, NA Barclays Global Fund Advisors 45 Fremont Street San Francisco, CA 94105**	679,119	(8)	5.1%

*	Less than 1%
**	Information is based solely on reports filed by such shareholder under Section 13(d) or Section 13(g) of the Exchange Act.
(1)	J. Wayne Weaver and Delores B. Weaver are husband and wife. Their address is 8233 Baumgart Road, Evansville, Indiana 47725.
(2)	Mr. and Mrs. Weaver each individually own 1,916,615 shares and 881,284 shares are held in a trust of which Mr. and Mrs. Weaver are both trustees.
(3)	Includes 76,912 shares issuable upon the exercise of presently exercisable options and 10,000 shares of restricted stock as to which Mr. Baker has voting but not dispositive power.
(4)	Includes 61,949 shares issuable upon the exercise of presently exercisable options and 10,000 shares of restricted stock as to which Mr. Sifford has voting but not dispositive power.
(5)	Includes 33,333 shares issuable upon the exercise of presently exercisable options and 10,000 shares of restricted stock as to which Mr. Jackson has voting but not dispositive power.
(6)	Includes 534,608 shares issuable upon the exercise of presently exercisable options and 52,000 shares of restricted stock as to which the individuals have voting but not dispositive power.
(7)

The shareholder is a registered investment advisor and has sole voting and dispositive power with respect to the shares.  All of the indicated shares are owned by advisory clients of the shareholder, and the shareholder disclaims beneficial ownership of such shares.

(8)

Each of Barclays Global Investors, NA and Barclays Global Fund Advisors are investment advisors that manage various accounts which have the right to receive or the power to direct the receipt of dividends from and the proceeds from the sale of the shares of the Company’s Common Stock.

SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

          The date by which shareholder proposals must be received by the Company for inclusion in proxy materials relating to the 2007 Annual Meeting of Common Shareholders is January 8, 2007.

          In order to be considered at the 2007 Annual Meeting, shareholder proposals must comply with the advance notice and eligibility requirements contained in the Company’s By-Laws.  The Company’s By-Laws provide that shareholders are required to give advance notice to the Company of any nomination by a shareholder of candidates for election as Directors and of any business to be brought by a shareholder before an annual shareholders’ meeting.  Specifically, the By-Laws provide that for a shareholder to nominate a person for election to the Company’s Board of Directors, the shareholder must be entitled to vote for the election of Directors at the meeting and must give timely written notice of the nomination to the Secretary of the Company.  The By-Laws also provide that for business to be properly brought before an annual meeting by a shareholder, the shareholder must have the legal right and authority to make the proposal for consideration at the meeting and the shareholder must give timely written notice thereof to the Secretary of the Company.  In order to be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 30 days nor more than 60 days prior to the meeting.  In the event that less than 40 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made.  The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal.

          The specific requirements of these advance notice and eligibility provisions are set forth in Article II and Article III of the Company’s By-Laws, a copy of which is available upon request.  Such request and any shareholder proposals should be sent to the Secretary of the Company at the principal executive offices of the Company.

SHAREHOLDER COMMUNICATIONS

          The Board of Directors of the Company has implemented a process whereby shareholders may send communications to the Board’s attention.  Any shareholder desiring to communicate with the Board, or one or more specific members thereof, should communicate in a writing addressed to Shoe Carnival, Inc., Board of Directors, c/o Lead Director, 8233 Baumgart Road, Evansville, Indiana 47725.

INCORPORATION BY REFERENCE

          Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Exchange Act that may incorporate future filings (including this proxy statement, in whole or in part), the Report of the Compensation Committee, the Performance Graph and the Report of the Audit Committee shall not be incorporated by reference in any such filings.

ANNUAL REPORTS

          The Annual Report to Shareholders for the 2005 fiscal year accompanies this Proxy Statement.  The Annual Report is not used as part of this solicitation material and no action will be taken with respect to it at the Annual Meeting.  In addition, a copy of the Company’s Annual Report on Form 10-K for the 2005 fiscal year as filed with the Securities and Exchange Commission, including financial statements but excluding exhibits, may be obtained without charge upon written request to David A. Kapp, Secretary, Shoe Carnival, Inc., 8233 Baumgart Road, Evansville, Indiana 47725.

APPENDIX A

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS OF
SHOE CARNIVAL, INC.

Purpose

          The Audit Committee of the Board of Directors of Shoe Carnival, Inc. (the “Company”) is appointed by the Board to assist the Board in monitoring (1) the integrity of the Company’s financial statements, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditor, and (4) the Company’s compliance with legal and regulatory requirements.

          The Audit Committee is also responsible for the report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s proxy statement.

Committee Membership

          The Audit Committee shall consist of at least three directors.  The members of the Audit Committee shall meet the independence and experience requirements of the Nasdaq Stock Market, Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and SEC rules and regulations.

          The members and the Chair of the Audit Committee shall be appointed by the Board on the recommendation of the Nominating and Corporate Governance Committee.  Audit Committee members may be replaced by the Board.

Committee Authority and Responsibilities

          The Audit Committee shall have the sole authority to retain and terminate the independent auditor (subject, if applicable, to shareholder ratification).  The Audit Committee shall preapprove all auditing services and permitted non-audit services, including the fees and terms thereof, to be performed for the Company by its independent auditor (subject to the de minimus exception for non-audit services described in Section 10A of the Exchange Act that are approved by the Audit Committee prior to the completion of the audit).  The Audit Committee shall be directly responsible for the appointment, compensation and oversight of the work of the independent auditor, including resolution of disagreements between management and the auditor regarding financial reporting, as required by Section 10A of the Exchange Act.  The independent auditor shall report directly to the Audit Committee.  The Audit Committee may establish pre-approval policies and procedures pursuant to which audit and permitted non-audit services are approved, as long as the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service, and such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Exchange Act.

          The Audit Committee shall meet as often as it determines, but not less frequently than quarterly.

          The Audit Committee shall have the authority, to the extent it deems necessary or appropriate and without seeking Board approval, to retain independent legal, accounting or other advisors.  The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee.

          The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.  The Audit Committee shall meet with management, personnel responsible for the internal audit function and the independent auditor in separate executive sessions at least quarterly.  The Audit Committee may also, to the extent it deems necessary or appropriate, meet with the Company’s investment bankers or financial analysts who follow the Company.

          The Audit Committee shall establish and maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

          The Audit Committee shall review and approve all related-party transactions.

          The Audit Committee shall make regular reports to the Board which shall include a review of any issues that arise with respect to the quality or integrity of the Company’s financial statements.  The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.  The Audit Committee shall annually review the Audit Committee’s own performance.

          The Audit Committee shall also perform the following functions:

Financial Statement and Disclosure Matters

          1.          Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

          2.          Review and discuss with management and the independent auditor the Company’s quarterly financial statements, including disclosures made in management’s discussion and analysis, prior to the filing of its Form 10-Q, including the results of the independent auditor’s reviews of the quarterly financial statements.

          3.          Discuss with management and the independent auditor major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies, as well as significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including the development, selection and disclosure of critical accounting estimates, and analyses of the effect of alternative assumptions, estimates or GAAP methods on the Company’s financial statements.

          4.          Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.

          5.          Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

          6.          Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

          7.          Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.  In particular, discuss:

a. The adoption of, or changes to, the Company’s significant auditing and accounting principles and practices as suggested by the independent auditor, any internal auditors or management.

b. The management letter provided by the independent auditor and the Company’s response to that letter.

c.          Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information, and any significant disagreements with management, including any accounting adjustments that were noted or proposed by the auditor but were “passed” (as being immaterial or otherwise).

Oversight of the Company’s Relationship with the Independent Auditor

          8.          Review the experience and qualifications of the senior members of the independent auditor team.

          9.          Obtain and review a report from the independent auditor at least annually regarding (a) the auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company.

          10.          Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and the personnel responsible for the internal audit function.  The Audit Committee shall present its conclusions to the Board and, if so determined by the Audit Committee, recommend that the Board take additional action to satisfy itself of the qualifications, performance and independence of the auditor.

          11.          Assure the regular rotation of those audit partners of the independent auditor as required by Section 10A of the Exchange Act.

          12.          Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

          13.          Set policies for the Company’s hiring of employees or former employees of the independent auditor who were engaged on the Company’s account.

          14.          Discuss with the national office of the independent auditor issues on which it was consulted by the Company’s audit team and matters of audit quality and consistency.

          15.          Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

          16.          Obtain and review the report required under Section 10A of the Exchange Act from the independent auditor.

Oversight of the Company’s Internal Audit Function

          17.          Discuss with the independent auditor the responsibilities, budget and staffing of the internal audit function and any recommended changes in the planned scope of the internal audit.

          18.          Review with the Board the performance of the Company’s internal audit function.

Compliance Oversight Responsibilities

          19.          Obtain from the independent auditor assurance that the provisions of Section l0A of the Exchange Act respecting the detection and reporting of illegal acts have not been implicated.

          20.          Obtain reports from management and the independent auditor that the Company is in conformity with applicable legal requirements and the Company’s Code of Business Conduct and Ethics.  Review reports and disclosures of insider and affiliated party transactions.  Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Conduct and Ethics.

          21.          Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies.

          22.          Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

Limitation of Audit Committee’s Role

          While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations.  These are the responsibilities of management and the independent auditor.

APPENDIX B

SHOE CARNIVAL, INC. 2006 EXECUTIVE
INCENTIVE COMPENSATION PLAN

Section 1.    Purpose of Plan

          The purpose of the Plan is to promote the success of the Company by providing to participating executives of the Company bonus incentives that qualify as performance-based compensation within the meaning of Section 162(m) of the Code.

Section 2.    Definitions and Terms

          2.1    Accounting Terms.    Except as otherwise expressly provided or the context otherwise requires, financial and accounting terms are used as defined for purposes of, and shall be determined in accordance with, generally accepted accounting principles, as from time to time in effect in the United States of America, as applied and reflected in the consolidated financial statements of the Company, prepared in the ordinary course of business.

          2.2    Specific Terms.    The following words and phrases as used herein shall have the following meanings unless a different meaning is plainly required by the context:

“Annual Return To Shareholders” means the Company’s return to shareholders as represented by share price appreciation plus dividends paid on one share of Common Stock during any Year during a Performance Period.

“Base Salary” in respect of any Performance Period means the aggregate base annualized salary of a Participant from the Company and all affiliates of the Company at the time the Participant is selected to participate for that Performance Period, exclusive of any commissions or other actual or imputed income from any Company provided benefits or perquisites, but prior to any reductions for salary deferred pursuant to any deferred compensation plan or for contributions to a plan qualifying under Section 401(k) of the Code or contributions to a cafeteria plan under Section 125 of the Code.

“Bonus” means a cash payment or payment opportunity as the context requires.

“Business Criteria” means any one or any combination of Annual Return to Shareholders, Net Sales, Net Income, Net Income before Nonrecurring Items, Operating Income, Return on Equity, Return on Assets, EPS, EBITDA or EBITDA before Nonrecurring Items, in each case during any Year during a Performance Period.  In addition, Business Criteria includes any of the foregoing criteria calculated before any Bonus expense for that Year.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Board of Directors or any successor committee which will administer the Plan in accordance with Section 3 of the Plan and Section 162(m) of the Code.

“Common Stock” means the Common Stock, par value $0.01 per share, of the Company.

“Company” means Shoe Carnival, Inc. and its consolidated subsidiaries, and any successor, whether by merger, ownership of all or substantially all of its assets or otherwise.

“EBITDA” for any Year means the consolidated net income before interest, income taxes, depreciation and amortization of the Company as reflected in the Company’s audited consolidated financial statements for the Year.

“EBITDA before Nonrecurring Items” for any Year means EBITDA of the Company before any extraordinary or unusual one-time nonrecurring expenses or other charges as reflected in the Company’s audited consolidated financial statements for the Year.

“EPS” for any Year means diluted Net Income per share of the Company, as reported in the Company’s audited consolidated financial statements for the Year.

“Executive” means a key employee (including any officer) of the Company.

“Net Income” for any Year means the consolidated net income of the Company, as reported in the Company’s audited consolidated financial statements for the Year.

“Net Income before Nonrecurring Items” for any Year means the Net Income of the Company before any extraordinary or unusual one-time nonrecurring expenses or other charges as reflected in the Company’s audited consolidated financial statements for the Year.

“Net Sales” for any Year means the Company’s total net sales as reported in the Company’s audited consolidated financial statements for the Year.

“Operating Income” for any Year means the operating income of the Company as reflected in the Company’s audited consolidated financial statements for the Year.

“Participant” means an Executive selected to participate in the Plan by the Committee.

“Performance Period” means the Year or Years with respect to which the Performance Targets are set by the Committee.

“Performance Target(s)” means the specific objective goal or goals (which may be cumulative and/or alternative) that are timely set in writing by the Committee for each Executive for the Performance Period in respect of any one or more of the Business Criteria.

“Plan” means this Shoe Carnival, Inc. 2006 Executive Incentive Compensation Plan, as amended from time to time.

“Return on Assets” for any Year means Net Income divided by the average of the total assets of the Company at the end of the fiscal quarters of the Year, as reflected in the Company’s audited consolidated financial statements for the Year.

“Return on Equity” for any Year means the Net Income divided by the average of the shareholders equity of the Company at the end of each of the fiscal quarters of the Year, as reflected in the Company audited consolidated financial statements for any Year.

“Section 162(m)” means Section 162(m) of the Code, and the regulations promulgated thereunder, all as amended from time to time.

“Year” means any one or more fiscal years of the Company commencing on or after January 28, 2006 that represent(s) the applicable Performance Period and end(s) no later than January 29, 2011.

Section 3.    Administration of the Plan

          3.1    The Committee.    The Plan shall be administered by the Committee, which shall consist of at least three members of the Board of Directors of the Company, duly authorized by the Board of Directors of the Company to administer the Plan, who (i) are not eligible to participate in the Plan and (ii) are “outside directors” within the meaning of Section 162(m).

          3.2    Powers of the Committee.    The Committee shall have the sole authority to establish and administer the Performance Target(s) and the responsibility of determining from among the Executives those persons who will participate in and receive Bonuses under the Plan and, subject to Sections 4 and 5 of the Plan, the amount of such Bonuses and shall otherwise be responsible for the administration of the Plan, in accordance with its terms. The Committee shall have the authority to construe and interpret the Plan (except as otherwise provided herein) and any agreement or other document relating to any Bonus under the Plan, may adopt rules and regulations governing the administration of the Plan, and shall exercise all other duties and powers conferred on it by the Plan, or which are incidental or ancillary thereto. For each Performance Period, the Committee shall determine, at the time the Business Criteria and the Performance Target(s) are set, those Executives who are selected as Participants in the Plan.

          3.3    Requisite Action.    A majority (but not fewer than two) of the members of the Committee shall constitute a quorum. The vote of a majority of those present at a meeting at which a quorum is present or the unanimous written consent of the Committee shall constitute action by the Committee.

          3.4    Express Authority (and Limitations on Authority) to Change Terms and Conditions of Bonus.    Without limiting the Committee’s authority under other provisions of the Plan, but subject to any express limitations of the Plan and Section 5.8, the Committee shall have the authority to accelerate a Bonus (after the attainment of the applicable Performance Target(s)) and to waive restrictive conditions for a Bonus (including any forfeiture conditions, but not Performance Target(s)), in such circumstances as the Committee deems appropriate. In the case of any acceleration of a Bonus after the attainment of the applicable Performance Target(s), the amount payable shall be discounted to its present value using an interest rate equal to Moody’s Average Corporate Bond Yield for the month preceding the month in which such acceleration occurs.

Section 4.    Bonus Provisions.

          4.1    Provision for Bonus.    Each Participant may receive a Bonus if and only if the Performance Target(s) established by the Committee, relative to the applicable Business Criteria, are attained. The applicable Performance Period and Performance Target(s) shall be determined by the Committee consistent with the terms of the Plan and Section 162(m). Notwithstanding the fact that the Performance Target(s) have been attained, the Company may pay a Bonus of less than the amount determined by the formula or standard established pursuant to Section 4.2 or may pay no Bonus at all, unless the Committee otherwise expressly provides by written contract or other written commitment.

          4.2    Selection of Performance Target(s).    The specific Performance Target(s) with respect to the Business Criteria must be established by the Committee in advance of the deadlines applicable under Section 162(m) and while the performance relating to the Performance Target(s) remains substantially uncertain within the meaning of Section 162(m). At the time the Performance Target(s) are selected, the Committee shall provide, in terms of an objective formula or standard for each Participant, and for any person who may become a Participant after the Performance Target(s) are set, the method of computing the specific amount that will represent the maximum amount of Bonus payable to the Participant if the Performance Target(s) are attained, subject to Sections 4.1, 4.3, 4.7, 5.1 and 5.8.

          4.3    Maximum Individual Bonus.    Notwithstanding any other provision hereof, no Executive shall receive a Bonus under the Plan for any Year in excess of $2 million or, if less, 200% of his or her Base Salary for the Year. No Executive shall receive aggregate bonuses under this Plan in excess of $10.0 million.

          4.4    Selection of Participants.    For each Performance Period, the Committee shall determine, at the time the Business Criteria and the Performance Target(s) are set, those Executives who will participate in the Plan.

          4.5    Effect of Mid-Year Commencement of Service.    To the extent compatible with Sections 4.2 and 5.8, if an Executive commences employment with the Company after the adoption of the Plan and the Performance Target(s) are established for a Performance Period, the Committee may grant to that Executive a Bonus for that Performance Period that is proportionately adjusted based on the period of actual service during such Performance Period.

          4.6    Accounting Changes.    Subject to Section 5.8, if, after the Performance Target(s) are established for a Performance Period, a change occurs in the applicable accounting principles or practices, the amount of the Bonuses paid under this Plan for such Performance Period shall be determined without regard to such change.

          4.7    Committee Discretion to Determine Bonuses.    The Committee has the sole discretion to determine the standard or formula pursuant to which each Participant’s Bonus shall be calculated (in accordance with Section 4.2), whether all or any portion of the amount so calculated will be paid, and the specific amount (if any) to be paid to each Participant, subject in all cases to the terms, conditions and limits of the Plan and of any other written commitment authorized by the Committee. In addition to the establishment of Performance Targets as provided in Section 4.2, the Committee may at any time establish additional conditions and terms of payment of Bonuses (including but not limited to the achievement of other financial, strategic or individual goals, which may be objective or subjective) as it may deem desirable in carrying out the purposes of the Plan and may take into account such other factors as it deems appropriate in administering any aspect of the Plan. The Committee may not, however, increase the maximum amount permitted to be paid to any individual under Section 4.2 or 4.3 of the Plan or award a Bonus under this Plan if the applicable Performance Target(s) have not been satisfied.

          4.8    Committee Certification.    No Participant shall receive any payment under the Plan unless the Committee has certified, by resolution or other appropriate action in writing, that the amount thereof has been accurately determined in accordance with the terms, conditions and limits of the Plan and that the Performance Target(s) and any other material terms previously established by the Committee or set forth in the Plan were in fact satisfied.

          4.9    Time of Payment.    Any Bonuses granted by the Committee under the Plan shall be paid as soon as practicable following the Committee’s determinations under this Section 4 and the certification of the Committee’s findings under Section 4.8, but in no event later than two and one half months following the last day of the year. Any such payment shall be in cash or cash equivalent, subject to applicable withholding requirements.

Section 5.    General Provisions

          5.1    No Right to Bonus or Continued Employment.    Neither the establishment of the Plan nor the provision for or payment of any amounts hereunder nor any action of the Company (including, for purposes of this Section 5.1, any predecessor or subsidiary), the Board of Directors of the Company or the Committee in respect of the Plan, shall be held or construed to confer upon any person any legal right to receive, or any interest in, a Bonus or any other benefit under the Plan, or any legal right to be continued in the employ of the Company unless otherwise provided by the Committee by contract or agreement. The Company expressly reserves any and all rights to discharge an Executive in its sole discretion, without liability of any person, entity or governing body under the Plan or otherwise. Notwithstanding any other provision hereof and notwithstanding the fact that the Performance Target(s) have been attained and/or the individual maximum amounts pursuant to Section 4.2 have been calculated, the Company shall have no obligation to pay any Bonus hereunder nor to pay the maximum amount so calculated, unless the Committee otherwise expressly provides by written contract or other written commitment.

          5.2    Discretion of Company, Board of Directors and Committee.    Any decision made or action taken by the Company or by the Board of Directors of the Company or by the Committee arising out of or in connection with the creation, amendment, construction, administration, interpretation and effect of the Plan shall be within the absolute discretion of such entity and shall be conclusive and binding upon all persons. No member of the Committee shall have any personal liability for actions taken or omitted under the Plan by the member or any other person.

          5.3    Absence of Liability.    A member of the Board of Directors of the Company or a member of the Committee of the Company or any officer of the Company shall not be personally liable for any act or inaction hereunder, whether of commission or omission.

          5.4    No Funding of Plan.    The Company shall not be required to fund or otherwise segregate any cash or any other assets which may at any time be paid to Participants under the Plan. The Plan shall constitute an “unfunded” plan of the Company. The Company shall not, by any provisions of the Plan, be deemed to be a trustee of any property, and any obligations of the Company to any Participant under the Plan shall be those of a debtor and any rights of any Participant or former Participant shall be limited to those of a general unsecured creditor.

          5.5    Non-Transferability of Benefits and Interests.    Except as expressly provided by the Committee, no benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action shall be void and no such benefit shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of any Participant or former Participant. This Section 5.5 shall not apply to an assignment of a contingency or payment due after the death of the Executive to the deceased Executive’s legal representative or beneficiary.

          5.6    Law to Govern.    All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the internal laws of the State of Indiana.

          5.7    Non-Exclusivity.    Subject to Section 5.8, the Plan does not limit the authority of the Company, the Board of Directors of the Company or the Committee, or any subsidiary of the Company, to grant awards or authorize any other compensation under any other plan or authority, including, without limitation, awards or other compensation based on the same Performance Target(s) used under the Plan.

          5.8    Section 162(m) Conditions; Bifurcation of Plan.    It is the intent of the Company that the Plan and Bonuses paid hereunder satisfy and be interpreted in a manner, that, in the case of Participants who are or may be persons whose compensation is subject to Section 162(m), satisfies any applicable requirements as performance-based compensation. Any provision, application or interpretation of the Plan inconsistent with this intent to satisfy the standards in Section 162(m) of the Code shall be disregarded. Notwithstanding anything to the contrary in the Plan, the provisions of the Plan may at any time be bifurcated by the Board of Directors of the Company or the Committee in any manner so that certain provisions of the Plan or any Bonus intended (or required in order) to satisfy the applicable requirements of Section 162(m) are only applicable to persons whose compensation is subject to Section 162(m).

Section 6.    Amendments, Suspension or Termination of Plan

          Except as otherwise expressly agreed to in writing by the Committee, the Board of Directors of the Company or the Committee may, from time to time amend, suspend or terminate, in whole or in part, the Plan, and if suspended or terminated, may reinstate any or all of the provisions of the Plan; provided no amendment, suspension or termination of the Plan shall in any manner affect any Bonus theretofore granted pursuant to the Plan (whether or not the applicable Performance Targets have been attained)

without the consent of the Participant to whom the Bonus was granted. Notwithstanding the foregoing, no amendment may be effective without Board of Directors of the Company and/or shareholder approval if such approval is necessary to comply with the applicable rules under Section 162(m) of the Code.

Approved by the Board of Directors as of March 13, 2006.

Approved by the shareholders on June ___, 2006.

Proxy - Shoe Carnival, Inc.

Proxy Solicited on Behalf of The Board of Directors
For The Annual Meeting of Shareholders - June 12, 2006

The undersigned appoints Mark L. Lemond and J. Wayne Weaver, and each of them, as proxies, with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all the Common Stock of Shoe Carnival, Inc. which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the annual meeting of shareholders thereof to be held at the Evansville Marriott, 7101 North U.S. Route 41, Evansville, Indiana on June 12, 2006, at 9:00 a.m., C.D.T., or at any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder.  Unless otherwise marked, this proxy will be voted FOR the election as Director of the nominees listed under Proposal 1 and FOR Proposals 2 and 3.

YOUR VOTE IS IMPORTANT!

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)

Shoe Carnival, Inc.
Annual Meeting Proxy Card

A.  Election of Directors
1.   The Board of Directors recommends a vote FOR the listed nominees.

01 – William E. Bindley	For	Withhold
	☐	☐

02 – Kent A. Kleeberger	For	Withhold
	☐	☐

B.  Issues
The Board of Directors recommends a vote FOR the following proposals.

2.	Proposal to ratify the appointment of Deloitte & Touche LLP, as the independent registered public accounting firm for the Company for 2006.	For	Against	Abstain
		☐	☐	☐

3.	To approve the proposed Shoe Carnival, Inc. 2006 Executive Incentive Compensation Plan	For	Against	Abstain
		☐	☐	☐

4.	In their discretion, to transact such other business as may properly come before the meeting.

C.  Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

NOTE:  When signing as attorney, executor, administrator, trustee or guardian, please give full title.  If more than one trustee, all should sign.  All joint owners must sign.

Signature 1 - Please keep signature within the box

Signature 2 - Please keep signature within the box

Date (mm/dd/yyyy)